                                                                   EXHIBIT 10.29


                                                                    CONFIDENTIAL










                                LICENSE AGREEMENT


                                 By and Between

                              AMERICA ONLINE, INC.

                                       and

                                   IMGIS, INC.


                           Dated as of July 15, 1998
                                            --

                                                                    CONFIDENTIAL

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

ARTICLE 1   DEFINITIONS  ..................................................    1

            1.1    "Ad Serving Services" ..................................    1
            1.2    "Affiliate" ............................................    1
            1.3    "AOL Affiliate" ........................................    1
            1.4    "AOL Brand Service" ....................................    2
            1.5    "AOL Network" ..........................................    2
            1.6    "AOL Partner" ..........................................    2
            1.7    "Covered AOL Partner Site" .............................    2
            1.8    "Data Agreement Material Breach"........................    2
            1.9    "Demographic Data" .....................................    2
            1.10   "Demographic Data Agreement"............................    2
            1.11   "Deployment Date" ......................................    2
            1.12   "Development Services"..................................    2
            1.13   "Fully Burdened Costs"..................................    3
            1.14   "IMGIS AdForce System"..................................    3
            1.15   "IMGIS Customer" .......................................    4
            1.16   "Implementation Date" ..................................    4
            1.17   "Improvement" ..........................................    4
            1.18   "Losses" ...............................................    4
            1.19   "Materially Limit or Prohibit"..........................    4
            1.20   "Party" ................................................    4
            1.21   "Permitted Purposes" ...................................    4
            1.22   "Person" ...............................................    4
            1.23   "Personnel" ............................................    4
            1.24   "Services" .............................................    4
            1.25   "Software" .............................................    4
            1.26   "Technical Support Services"............................    5
            1.27   "Technology" ...........................................    5
            1.28   "Third Party" ..........................................    5
            1.29   "Work Products" ........................................    5

ARTICLE 2   GRANT OF LICENSE...............................................    5

            2.1    License Grant...........................................    5
            2.2    Exercise of Rights......................................    6
            2.3    Use of Personnel........................................    6


                                                                    CONFIDENTIAL



ARTICLE 3   DELIVERY.......................................................    7

            3.1    Initial Delivery........................................    7
            3.2    Delivery of Improvements and Other Technology...........    7

ARTICLE 4   TECHNICAL SUPPORT SERVICES.....................................    8

            4.1    Scope of Services.......................................    8
            4.2    Fees for Technical Services Support.....................    8
            4.3    Warranty................................................    9

ARTICLE 5   DEVELOPMENT SERVICES...........................................   10

            5.1    Scope of Services.......................................   10
            5.2    Fees for Development Services...........................   10
            5.3    Original Work...........................................   10
            5.4    Work for Hire...........................................   11
            5.5    Change Management Process...............................   11

ARTICLE 6   AD SERVING SERVICES............................................   12

            6.1    Scope of Services.......................................   12
            6.2    Fees for Ad Serving Services............................   12
            6.3    Provision of Services to Other Sites of AOL Partners....   13
            6.4    Reimbursement for Ad Serving Services...................   13

ARTICLE 7   AOL MARKETING EFFORTS..........................................   13

            7.1    AOL Marketing Efforts...................................   13
            7.2    Commissions.............................................   14
            7.3    Commission Sharing......................................   14

ARTICLE 8   SALE OF ADVERTISEMENTS ON BEHALF OF
            IMGIS' CUSTOMERS...............................................   14

            8.1    Obligations of IMGIS....................................   14
            8.2    Assignment of Rights to AOL.............................   15
            8.3    Revenue Sharing and Other Consideration.................   15

ARTICLE 9   PAYMENT PROVISIONS.............................................   15

            9.1    Payment Procedures......................................   15
            9.2    Late Payment............................................   16
            9.3    Application of Payments.................................   16

                                                                    CONFIDENTIAL



            9.4    Taxes...................................................   16
            9.5    Books and Records.......................................   17

ARTICLE 10  REPRESENTATIONS AND WARRANTIES.................................   17

            10.1   Mutual Representations and Warranties...................   17
            10.2   Additional Representations and Warranties of IMGIS......   18
            10.3   No Other Warranties.....................................   19

ARTICLE 11  INDEMNIFICATION................................................   19

            11.1   Indemnity...............................................   19
            11.2   Procedure...............................................   19
            11.3   Abatement of Infringement...............................   20

ARTICLE 12  LIMITATION ON LIABILITY........................................   20

ARTICLE 13  CONFIDENTIALITY................................................   20

            13.1   Confidentiality Obligation..............................   20
            13.2   Nondisclosure of Confidential Information...............   21
            13.3   Exception ..............................................   21
            13.4   Survival ...............................................   21
            13.5   Source Code Protection..................................   21
            13.6   Other Business Activities...............................   22

ARTICLE 14  TERM AND TERMINATION...........................................   22

            14.1   Term ...................................................   22
            14.2   Termination.............................................   22
            14.3   Effect of Termination...................................   23
            14.4   Return of Confidential Information......................   24
            14.5   Survival................................................   24

ARTICLE 15  MISCELLANEOUS..................................................   25

            15.1   Electronic Repossession ................................   25
            15.2   Periodic Discussions    ................................   25
            15.3   Mutual Non-Solicitation ................................   25
            15.4   Failure to Assert Rights in Bankruptcy..................   25
            15.5   Further Assurances......................................   25
            15.6   Relationship of the Parties ............................   26
            15.7   Applicable Law .........................................   26
            15.8   Consent to Jurisdiction ................................   26
            15.9   Counterparts ...........................................   26

                                                                    CONFIDENTIAL



            15.10  Notices ................................................   26
            15.11  Force Majeure ..........................................   27
            15.12  Binding Effect; Assignment..............................   28
            15.13  Entire Agreement........................................   28
            15.14  Recitals ...............................................   28
            15.15  Amendment ..............................................   28
            15.16  Severability ...........................................   29
            15.17  Headings ...............................................   29
            15.18  No Waiver of Rights.....................................   29
            15.19  Remedies Cumulative; Specific Performance...............   29
            15.20  Confidentiality of Agreement............................   29
            15.21  Usage ..................................................   30


                                                                    CONFIDENTIAL


                                LICENSE AGREEMENT


     This LICENSE AGREEMENT (the "Agreement") is entered into as of July __, 1998 by and between AMERICA ONLINE, INC., a Delaware corporation having its principal office at 22000 AOL Way, Dulles, Virginia 20166 ("AOL"), and IMGIS, INC., a California corporation having its principal office at 10101 N. DeAnza Boulevard, Suite 210, Cupertino, California 95014 ("IMGIS").


                                   WITNESSETH:

     WHEREAS, AOL desires to obtain, and IMGIS is willing to grant to AOL, a worldwide, perpetual and nonexclusive license to use, and to serve interactive advertisements using, IMGIS' ad serving, trafficking, targeting and related technology on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and undertakings contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:


                                   ARTICLE 1
                                   DEFINITIONS

     In addition to other terms defined elsewhere herein, the following terms will have the following meanings when used herein (any term defined in the singular will have the same meaning when used in the plural and vice versa, unless stated otherwise):

     1.1 "AD SERVING SERVICES" has the meaning set forth in Section 6.1 below.


     1.2 "AFFILIATE" of any specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person.

     1.3 "AOL AFFILIATE" means: (a) any Affiliate of AOL, where the term "control" for purposes of Section 1.2 means the direct or indirect ownership or control by AOL of twenty-five percent (25%) or more of the stock or other equity interests of such Person entitled to vote for the election of members of the Board of Directors or similar governing body of such Person; provided, however, that such Person shall cease to be an AOL Affiliate if and when such equity interest becomes less than twenty-five percent (25%) for any reason other than as a result of dilution, and provided, further, that if such equity interest becomes less than twenty-five percent (25%) as a result of dilution, such Person shall cease to be an AOL Affiliate if and when such percentage equity interest is further

                                                                    CONFIDENTIAL

reduced for any reason other than as a result of dilution; and (b) AOL Bertelsmann Online France S.N.C.

     1.4 "AOL BRAND SERVICE" means the America Online brand online and information service, including future modifications to, implementations of, successors of, and international versions of such service.

     1.5 "AOL NETWORK" means: (a) the AOL Brand Service; (b) any other product or service owned or operated by AOL or any AOL Affiliate (including, without limitation, the Compuserve brand online and information service, AOL.com, and any "offline" information browsing products of AOL or AOL Affiliates), excluding mere links to Third Party products or services that are accessible through distribution channels other than the AOL Brand Service and excluding any products consisting of the Technology, or any repackaged or reengineered version of the Technology, that are distributed commercially to Third Parties other than AOL Affiliates; and (c) any other product or service distributed under the brand name of AOL or any AOL Affiliate other than under a mere trademark license of such brand name, provided that AOL or such AOL Affiliate contributes not insubstantially to the creation or development of such product or service.

     1.6 "AOL PARTNER" means any Person with which AOL or an AOL Affiliate has a joint venture, partnership or other contractual relationship for the purposes of commerce, advertising, online access, or the provision by such Person of content or information for the AOL Network.

     1.7 "COVERED AOL PARTNER SITE" means the interactive site of an AOL Partner provided that: (a) such site is marketed or promoted, and intended to be accessible, to AOL members only; and (b) AOL or an AOL Affiliate has the right to serve and to sell the advertising inventory for such site.

     1.8 "DATA AGREEMENT MATERIAL BREACH" has the meaning set forth in Section
14.2.2 below.

     1.9 "DEMOGRAPHIC DATA" has the meaning set forth in the Demographic Data Agreement.

     1.10 "DEMOGRAPHIC DATA AGREEMENT" means the Demographic Data Agreement between AOL and IMGIS being executed simultaneously with the execution of this Agreement.

     1.11 "DEPLOYMENT DATE" has the meaning set forth in Section 3.2 below.


     1.12 "DEVELOPMENT SERVICES" has the meaning set forth in Section 5.1 below.

                                                                    CONFIDENTIAL

     1.13 "FULLY BURDENED COSTS" of IMGIS Personnel in the provision of Services hereunder means, for each IMGIS Personnel providing any Services to AOL, an amount equal to the sum of the following:

          (a) (i) If such Personnel is an employee of IMGIS, the wages and benefits payable by IMGIS to such employee multiplied by the percentage of time spent by such employee in the provision of such Services to AOL relative to the total amount of time spent by such employee in his or her employment with IMGIS, as measured on a daily basis and charged on an hourly basis, which amount shall in no event exceed $100 per hour, or

               (ii) if such Personnel is an independent contractor of IMGIS, the fees (excluding out-of-pocket expenses paid to such contractor) payable to such contractor by IMGIS multiplied by the percentage of time spent by such contractor in the provision of such Services to AOL relative to the total amount of time spent by such contractor in the provision of services to IMGIS, as measured on a daily basis and charged on an hourly basis, which amount shall in no event exceed $100 per hour; plus

          (b) IMGIS' direct out-of-pocket costs in the provision by such Personnel of such Services to AOL but only to the extent that AOL is not otherwise obligated hereunder to provide reimbursement to IMGIS for such direct costs; plus

          (c) An amount (representing a reasonable allocation of overhead expenses) equal to ten percent (10%) of the direct out-of-pocket costs provided for in subpart (b) above.

Out-of-pocket costs and expenses, for purposes of this definition, means travel, lodging and other non-compensatory costs or expenses. The $100 per hour maximum amount referred to in subparts (a)(i) and (a)(ii) above shall be adjusted by mutual agreement of the Parties three years following the date hereof to reflect any applicable increase or decrease in the cost of living.

     1.14 "IMGIS ADFORCE SYSTEM" means any software owned and/or used by, and/or licensed to, IMGIS that enables operators of interactive sites and interactive advertisers to schedule, monitor, serve, traffic and/or target interactive advertising, including the system used by IMGIS to provide services under the AdForce service mark and any related or successor system (including, without limitation, IMGIS' proposed system known as AdForce+ and IMGIS' proposed "hybrid" system based on the StarPoint Ad System).

                                                                    CONFIDENTIAL

     1.15 "IMGIS CUSTOMER" means a Third Party that has contracted with IMGIS for the serving and/or management of interactive advertisements using the IMGIS AdForce System.

     1.16 "IMPLEMENTATION DATE" means the date following the Commencement Date (as such term is defined in the Demographic Data Agreement) as of which AOL first Provides Demographic Data (as defined in the Demographic Data Agreement) to IMGIS.

     1.17 "IMPROVEMENT" means any modification, customization, upgrade, update, enhancement, patch, "bug" fix or other improvement to the Technology.

     1.18 "LOSSES" means losses, liabilities, suits, claims, costs, expenses (including reasonable attorneys' fees), penalties, fines, judgments and/or damages (including personal injury or property damages, but excluding indirect, incidental, special or consequential damages suffered by the indemnified Party).

     1.19 "MATERIALLY LIMIT OR PROHIBIT" has the meaning set forth in the Demographic Data Agreement. In addition, for purposes of this Agreement, AOL shall be deemed to "Materially Limit or Prohibit" the use by IMGIS of Demographic Data: (a) six months following the expiration of the term (including any renewal term) of the Demographic Data Agreement; or (b) six months following the termination of the Demographic Data Agreement (other than as a result of breach or nonperformance by AOL) provided that, if the event giving rise to such termination is disputed by the Parties, there has been a final determination of such termination event by a court of competent jurisdiction (excluding any determination in connection with the granting of equitable relief).

     1.20 "PARTY" means AOL or IMGIS, and "PARTIES" means AOL and IMGIS.

     1.21 "PERMITTED PURPOSES" means to serve, traffic and/or target advertisements or other information or materials, and to perform such other functions as the Technology (including any Improvements) is capable of, for AOL's own internal purposes or for or on behalf of any of the following networks or sites, to users of such networks or sites: (a) the AOL Network; (b) the interactive sites of AOL Affiliates; or (c) the Covered AOL Partner Sites.

     1.22 "PERSON" means a natural person, a corporation, a partnership, a trust, a joint venture, any governmental authority, or any other entity or organization.

     1.23 "PERSONNEL" means employees and/or independent contractors.

     1.24 "SERVICES" means any services provided by IMGIS pursuant to this Agreement, including Ad Serving Services, Development Services and Technical Support Services.

     1.25 "SOFTWARE" means software included in the Technology.

                                                                    CONFIDENTIAL

     1.26 "TECHNICAL SUPPORT SERVICES" has the meaning set forth in Section 4.1 below.

     1.27 "TECHNOLOGY" means all software (in both source code and object code form), inventions, discoveries, designs, tools, know-how and other technology, including any Improvements thereto, now or hereafter developed, owned and/or used by, and/or licensed to, IMGIS or any of its Affiliates relating to the serving, trafficking and/or targeting of advertisements or other information or materials (including all software, inventions, discoveries, designs, tools, know-how and other technology comprising or used in connection with the IMGIS AdForce System and all Third Party software and other Third Party technology integrated in or necessary for the successful operation of such technology (except for commercially available Third Party software that has not been modified to meet IMGIS' needs, where IMGIS does not have the right to provide such software to AOL)), and all documentation for such technology. Without limiting the generality of the foregoing, in no event shall "Technology" include
(a) demographic data owned by or licensed to IMGIS from any Third Parties or (b) Third Party software that is not integrated in or necessary for the successful operation of such technology which is developed by IMGIS as a "work made for hire" for a Third Party that is not an Affiliate of IMGIS. For purposes of the foregoing definition, an "Affiliate" of IMGIS means any Affiliate of IMGIS where the term "control" means the direct or indirect ownership or control by IMGIS of twenty-five percent (25%) or more of the stock or other equity interests of such Person entitled to vote for the election of members of the Board of Directors or similar governing body of such Person.

     1.28 "THIRD PARTY" means any Person that is not a Party to this Agreement.

     1.29 "WORK PRODUCTS" means any Improvements, designs, drawings, specifications, documentation, computer software, reports, training materials, inventions, discoveries and other items made by or on behalf of IMGIS in connection with the provision of Development Services.


                                   ARTICLE 2
                                GRANT OF LICENSE

     2.1 LICENSE GRANT.


          (a) Subject to the terms and conditions hereof, IMGIS hereby grants to AOL a perpetual, worldwide, nonexclusive, nontransferable (except as set forth in Section 15.12 below), royalty-free license under all of IMGIS' patent, copyright, trade secret and other proprietary rights to use, reproduce, adapt, transmit, perform, display and otherwise practice the Technology or any part thereof, other than commercially available Third Party software that IMGIS has the right to provide to AOL only upon payment of a fee to the Third Party, solely for the Permitted Purposes and to sublicense such rights to AOL Affiliates solely for the Permitted Purposes.

                                                                    CONFIDENTIAL

          (b) If any Technology consists of commercially available Third Party software that IMGIS has the right to provide to AOL only upon payment of a fee to the Third Party, AOL may, by written notice to IMGIS and payment of such fee, require IMGIS to grant to AOL a perpetual, worldwide, nonexclusive, nontransferable (except as set forth in Section 15.12 below), royalty-free (except for such fee) license under all applicable patent, copyright, trade secret and other proprietary rights to use, reproduce, adapt, transmit, perform, display and otherwise practice such Technology or any part thereof solely for the Permitted Purposes and to sublicense such rights to AOL Affiliates solely for the Permitted Purposes (but only to the extent of IMGIS' rights in such Technology).

          (c) In the event that AOL grants a sublicense to an AOL Affiliate under any of the licenses granted in Section 2.1(a) or (b) above, AOL shall enter into a sublicense agreement with such AOL Affiliate in a form to be approved by IMGIS, which approval shall not be unreasonably withheld, and included in such sublicense shall be the agreement of such AOL Affiliate to be bound by the terms of this Agreement. AOL shall notify IMGIS of the grant of any sublicense to an AOL Affiliate.

          (d) AOL shall not disclose or transfer the source code for any Software included in the Technology to any AOL Affiliate that is not a wholly-owned subsidiary of AOL. If IMGIS includes trademark or other proprietary rights notices on copies of the Technology delivered to AOL, AOL shall reproduce such notices on copies of the Technology made by AOL.

          (e) The Parties agree that neither the licenses granted in this
Section 2.1 nor any other provisions of this Agreement impose or shall be construed to impose any obligation upon AOL to use or otherwise practice the Technology. IMGIS agrees that it shall not bring any action in law or equity, or any other judicial or nonjudicial proceeding, against AOL asserting that the use by AOL of any patent rights claiming the Technology that are now or hereafter owned by or licensed to IMGIS or any other Technology infringes or otherwise violates any patent, copyright, trade secret or other proprietary rights of IMGIS.

     2.2 EXERCISE OF RIGHTS. AOL may exercise its rights in and to the Technology at any location, on any hardware, and with respect to all, none or any portion or combination of the Technology. Nothing in this Agreement shall obligate AOL to use the Technology or to use a designated server or site in connection with such Technology.

     2.3 USE OF PERSONNEL. AOL may exercise its rights hereunder through Personnel who are obligated by written agreement to maintain the Technology in confidence and restrict their use of the Technology pursuant to terms comparable to those set forth in Article 13.

                                                                    CONFIDENTIAL

                                   ARTICLE 3
                                    DELIVERY

     3.1 INITIAL DELIVERY. Within 45 days after the date hereof, IMGIS shall deliver to AOL: (a) one machine-readable copy of the object code for the Software; (b) one copy of available technical and user documentation for the Technology in printed and machine-readable format as available; and (c) one machine-readable copy of the source code for the Software. Such delivery shall be transmitted electronically or by any other means agreed upon by IMGIS and AOL.

     3.2 DELIVERY OF IMPROVEMENTS AND OTHER TECHNOLOGY.

          (a) IMGIS shall use commercially reasonable efforts regularly to develop Improvements to adapt the Technology to changes in related technologies and in market and user requirements and to remain competitive with alternative technologies for the serving, trafficking and/or targeting of advertisements or other information or materials.

          (b) At such times as reasonably requested by AOL, IMGIS shall provide AOL with any Improvements made by or on behalf of IMGIS and any other Technology requested by AOL that is existing and not then in the possession of AOL. In addition, commencing no later than 45 days after such time that AOL determines to deploy the Technology in whole or in part (the "Deployment Date"), IMGIS shall provide to AOL on a quarterly basis the then current version of the source code for the Software and shall provide to AOL any and all Improvements, including upgrades, updates, enhancements, patches and "bug" fixes, prior to or concurrently with their installation or release, by any means requested by AOL (including electronically), along with the applicable documentation related to such Improvement.

          (c) IMGIS shall provide all Improvements and other Technology, other than Improvements provided in the provision of Development Services, to AOL without any additional charge or fee provided that, in the case of any Improvement, AOL is in compliance with all of its material obligations under the Demographic Data Agreement and does not Materially Limit or Prohibit the use by IMGIS of Demographic Data at the time such Improvement is developed. If AOL ceases to be in compliance with all of its material obligations under the Demographic Data Agreement or Materially Limits or Prohibits the use by IMGIS of Demographic Data, and AOL desires to continue receiving Improvements from IMGIS, then AOL shall pay to IMGIS on an annual basis a reasonable update fee to be agreed upon by the Parties for all Improvements developed for so long as AOL is not in compliance with all of its material obligations under the Demographic Data Agreement or Materially Limits or Prohibits the use by IMGIS of Demographic Data; provided that such fee shall not exceed (i) IMGIS' customary update fees for such Improvements in arm's length transactions with its licensees, if IMGIS then licenses the Technology to Third Parties, or (ii) update fees charged by other licensors of comparable systems for serving, trafficking and/or targeting of advertisements or other information or materials, but not less

                                                                    CONFIDENTIAL

than IMGIS' cost of providing such Improvements, if IMGIS does not then license the Technology to Third Parties.

          (d) At AOL's request, IMGIS shall identify to AOL, and provide AOL reasonable information and assistance in furtherance of AOL's efforts to acquire, at AOL's own expense, commercially available Third Party software licensed to IMGIS for use in connection with the Technology and not sublicensed to AOL under Section 2.1(a) or (b) above.


                                   ARTICLE 4
                           TECHNICAL SUPPORT SERVICES

     4.1 SCOPE OF SERVICES.

          (a) During the term of this Agreement, IMGIS shall provide to AOL, at AOL's written request, reasonable technical training, support, documentation and assistance relating to the interactive content (including interactive advertisement) serving, trafficking, targeting and related functions of the Technology (collectively, "Technical Support Services"). The Technical Support Services shall, at a minimum, enable AOL, without the aid of IMGIS or any other Person, to develop, enhance and maintain the Technology (including the source code for the Software) for use by AOL to the same extent as IMGIS.

          (b) Commencing no later than 45 days after the Deployment Date, the Technical Support Services shall include, without limitation: (i) the regular provision by IMGIS of qualified Personnel able to resolve problems in the operation of the Technology on-site at AOL's data centers in the greater Washington metropolitan area; and (ii) the provision by IMGIS of telephone access 24 hours a day, seven days a week, to qualified Personnel able to resolve problems in the operation of the Technology, via a designated telephone support number.

     4.2 FEES FOR TECHNICAL SERVICES SUPPORT.

          (a) Provided that, at the time any Technical Support Services are requested by AOL or are to be performed by IMGIS, AOL is in compliance with all of its material obligations under the Demographic Data Agreement and does not Materially Limit or Prohibit the use by IMGIS of Demographic Data, IMGIS shall provide the Technical Support Services requested by AOL for no additional consideration other than reimbursement of the Fully Burdened Costs of the provision by IMGIS Personnel of such Technical Support Services.

          (b) If, at the time any Technical Support Services are requested by AOL or are to be performed by IMGIS: (i) the Implementation Date has not yet occurred under the Demographic Data Agreement and no more than twelve months have passed since the

                                                                    CONFIDENTIAL

execution of the Demographic Data Agreement, then AOL shall pay to IMGIS the Fully Burdened Costs of the provision by IMGIS Personnel of such Technical Support Services plus twenty-five percent (25%) of such costs; or (ii) the Implementation Date has not yet occurred under the Demographic Data Agreement and more than twelve months have passed since the execution of the Demographic Data Agreement, then AOL shall pay to IMGIS the Fully Burdened Costs of the provision by IMGIS Personnel of such Technical Support Services plus forty percent (40%) of such costs.

          (c) If, following the occurrence of the Implementation Date, at the time any Technical Support Services are requested by AOL or are to be performed by IMGIS, AOL is not in compliance with all of its material obligations under the Demographic Data Agreement or Materially Limits or Prohibits the use by IMGIS of Demographic Data, then AOL shall pay to IMGIS the Fully Burdened Costs of the provision by IMGIS Personnel of such Technical Support Services plus twenty-five percent (25%) of such costs.

     4.3 WARRANTY. In the event that the Technology fails to conform to or perform in accordance with the technical or user documentation provided by IMGIS (other than as a result of operator error, accident, or misuse or alteration of the Technology by a Person not under IMGIS' direction or control) or in the event of a breach of the warranties set forth in Section 10.2(e) or 10.2(f) below, then IMGIS, at its expense and without any payment by AOL for Technical Support or other Services, shall use commercially reasonable efforts to cure such failure or breach as soon as practicable, but in any event:

          (a) For a "critical" failure or breach, such as the Technology, or other software, hardware or other technology with which the Technology is interfacing or integrating, ceasing to execute a function that AOL reasonably deems critical to its business, IMGIS shall provide at least a temporary workaround or fix within two hours of receiving notice of such failure or breach and shall cure such failure or breach within three business days of receiving notice of such failure or breach; and

          (b) For any other failure or breach that is not a "critical" problem, IMGIS shall provide at least a temporary workaround or fix within three business days of receiving notice of such failure or breach and shall cure such failure or breach within 15 days after receiving notice of such failure or breach.

Without limiting the generality of the foregoing, IMGIS agrees, by way of example, that it shall not be unreasonable for AOL to deem a failure or breach "critical to its business" as provided in subpart (a) above if such failure or breach results or would result in the breach or nonperformance by AOL of any obligation to any advertiser on the AOL Network.

                                                                    CONFIDENTIAL

                                   ARTICLE 5
                              DEVELOPMENT SERVICES

     5.1 SCOPE OF SERVICES. At AOL's written request, IMGIS shall undertake the reasonable development of Improvements as necessary to customize the interactive content (including interactive advertisement) serving, trafficking, targeting and related functions of the Technology to meet AOL's needs, including, without limitation, developing the functionality to serve the same advertisement to the top and bottom of a page, scaling search term capabilities, and undertaking such other work as may be specified by AOL (collectively, "Development Services"). Notwithstanding the foregoing, AOL shall have no obligation to request or to use Development Services of IMGIS and may undertake similar work itself or through independent contractors other than IMGIS, subject to the provisions of Section
2.3 above.

     5.2 FEES FOR DEVELOPMENT SERVICES.

          (a) Provided that, at the time any Development Services are requested by AOL or are to be performed by IMGIS, AOL is in compliance with all of its material obligations under the Demographic Data Agreement and does not Materially Limit or Prohibit the use by IMGIS of Demographic Data, IMGIS shall provide the Development Services requested by AOL for no additional consideration other than reimbursement of the Fully Burdened Costs of the provision by IMGIS Personnel of such Development Services.

          (b) If, at the time any Development Services are requested by AOL or are to be performed by IMGIS: (i) the Implementation Date has not yet occurred under the Demographic Data Agreement and no more than twelve months have passed since the execution of the Demographic Data Agreement, then AOL shall pay to IMGIS the Fully Burdened Costs of the provision by IMGIS Personnel of such Development Services plus twenty-five percent (25%) of such costs; or (ii) the Implementation Date has not yet occurred under the Demographic Data Agreement and more than twelve months have passed since the execution of the Demographic Data Agreement, then AOL shall pay to IMGIS the Fully Burdened Costs of the provision by IMGIS Personnel of such Development Services plus forty percent (40%) of such costs.

          (c) If, following the occurrence of the Implementation Date, at the time any Development Services are requested by AOL or are to be performed by IMGIS, AOL is not in compliance with all of its material obligations under the Demographic Data Agreement or Materially Limits or Prohibits the use by IMGIS of Demographic Data, then AOL shall pay to IMGIS the Fully Burdened Costs of the provision by IMGIS Personnel of such Development Services plus twenty-five percent (25%) of such costs.

     5.3 ORIGINAL WORK. Any Work Products either shall be the original work of IMGIS and its Personnel or shall be items licensed by Third Parties that IMGIS has the right to provide to AOL and that IMGIS identifies as such to AOL in writing. IMGIS shall

                                                                    CONFIDENTIAL

not disclose to AOL, or induce AOL to use, the trade secrets or other confidential information of any Third Parties, except to the extent that the Technology includes Software licensed from Third Parties which IMGIS has the right to provide to AOL.

     5.4 WORK FOR HIRE.

          (a) The Parties intend that each Work Product that is a work of authorship shall be deemed a "work made for hire" within the meaning of the copyright laws of the United States and any similar laws of other jurisdictions. To the extent, if any, that IMGIS or its Personnel have rights in any Work Product notwithstanding the foregoing, including because a Work Product does not qualify as a "work made for hire," IMGIS hereby irrevocably assigns to AOL, and agrees that AOL shall be the sole and exclusive owner of, all right, title and interest in and to the Work Product, including all patent, copyright, trade secret and other proprietary rights therein that may be secured in any place under laws now or hereafter in effect.

          (b) To the extent that IMGIS provides Development Services in support of any modification of the Technology, AOL hereby grants to IMGIS a perpetual, worldwide, nonexclusive, nontransferable license to use, reproduce, adapt, transmit, perform and display such modification in connection with the provision of such Development Services and for no other purpose without AOL's prior written approval. In the event that IMGIS desires to integrate such modification in the Technology and obtains AOL's approval thereto, then IMGIS shall reimburse AOL for any payment made by AOL for such Development Services, or waive such payment by AOL, in consideration for the grant of such license to IMGIS. IMGIS may exercise its rights under the foregoing license through Personnel who are obligated by written agreement to maintain such modification in confidence and restrict their use of such modification pursuant to terms comparable to those set forth in Article 13.

          (c) IMGIS shall have valid and enforceable written agreements with all of its Personnel providing Development Services hereunder containing confidentiality and nondisclosure obligations comparable in scope to those set forth in Article 13 and giving IMGIS all rights and authority necessary to effectuate the provisions of this Section 5.4. IMGIS shall provide copies of these agreements to AOL upon AOL's request.

          (d) To the extent that IMGIS delivers to AOL any Improvements, designs, drawings, specifications, documentation, computer software, reports, training materials, inventions, discoveries and other items that are not Work Products, such items shall be deemed included in the Technology and licensed pursuant to Section 2.1 above.

     5.5 CHANGE MANAGEMENT PROCESS. Notwithstanding the foregoing provisions of this Article 5, in the event that AOL implements a version of the Technology containing any modification to the source code for the Software that adds a substantially new feature or function to the version of the Technology used by IMGIS (in contrast to merely correcting what are colloquially known as "bugs" in such Software or making any other

                                                                    CONFIDENTIAL

minor modification to an existing feature or function) then: (a) IMGIS shall not be obligated to provide Development Services or Technical Support Services for such Improvement; and (b) in the event that AOL does not request, or IMGIS does not agree to provide, such Services, the Parties shall work together to devise a change management process to facilitate the technical support and maintenance of AOL's version of the Technology containing such Improvement.


                                   ARTICLE 6
                               AD SERVING SERVICES

     6.1 SCOPE OF SERVICES. At AOL's discretion and upon AOL's written request with the provision of reasonable advance notice to IMGIS, IMGIS shall provide to AOL interactive advertisement serving, trafficking, targeting and related services (collectively, "Ad Serving Services") for: (a) the AOL Network; (b) the interactive sites of AOL Affiliates; and (c) the Covered AOL Partner Sites.

     6.2 FEES FOR AD SERVING SERVICES.

          (a) Provided that, at the time any Ad Serving Services are requested by AOL or are to be performed by IMGIS, AOL is in compliance with all of its material obligations under the Demographic Data Agreement and does not Materially Limit or Prohibit the use by IMGIS of Demographic Data, IMGIS shall provide the Ad Serving Services requested by AOL for no additional consideration other than reimbursement of the Fully Burdened Costs of the provision by IMGIS Personnel of such Ad Serving Services, provided, however, that in the event that IMGIS agrees to provide any Ad Serving Services to any Third Party that is similarly situated to AOL at a rate that is more favorable to such Third Party than the consideration payable by AOL under this subpart (a), then IMGIS shall provide the Ad Serving Services requested by AOL at such Third Party's rate.

          (b) If, at the time any Ad Serving Services are requested by AOL or are to be performed by IMGIS: (i) the Implementation Date has not yet occurred under the Demographic Data Agreement and no more than twelve months have passed since the execution of the Demographic Data Agreement, then AOL shall pay to IMGIS the Fully Burdened Costs of the provision by IMGIS Personnel of such Ad Serving Services plus twenty-five percent (25%) of such costs; or (ii) if the Implementation Date has not yet occurred under the Demographic Data Agreement and more than twelve months have passed since the execution of the Demographic Data Agreement, then AOL shall pay to IMGIS the Fully Burdened Costs of the provision by IMGIS Personnel of such Ad Serving Services plus forty percent (40%) of such costs.

          (c) If, following the occurrence of the Implementation Date, at the time any Ad Serving Services are requested by AOL or are to be performed by IMGIS, AOL is not in compliance with all of its material obligations under the Demographic Data

                                                                    CONFIDENTIAL

Agreement or Materially Limits or Prohibits the use by IMGIS of Demographic Data, then AOL shall pay to IMGIS the Fully Burdened Costs of the provision by IMGIS Personnel of such Ad Serving Services plus twenty-five percent (25%) of such costs.

     6.3 PROVISION OF SERVICES TO OTHER SITES OF AOL PARTNERS. In addition to the foregoing, upon the request of an AOL Partner, IMGIS agrees to provide Ad Serving Services to the interactive sites of such AOL Partner which are not Covered AOL Partner Sites on terms and at rates no less favorable than those offered by IMGIS to any Third Party that is similarly situated to such AOL Partner in terms of the volume of advertisements to be served by IMGIS for such Third Party.

     6.4 REIMBURSEMENT FOR AD SERVING SERVICES. In addition to the fees for Ad Serving Services provided for in Section 6.2 above, AOL shall reimburse the following costs incurred by IMGIS in the provision of Ad Serving Services requested by AOL for the purposes set forth in Section 6.1 above, and, at AOL's option, shall provide financing to IMGIS for such costs on mutually agreeable terms, but in any event on terms no less favorable to IMGIS than such terms as are commercially available to entities similarly situated to IMGIS:

          (a) Reimbursement for IMGIS' incremental costs for any modification of the IMGIS AdForce System required to meet AOL's needs for the provision of Ad Serving Services (other than capitalized costs, which if financed at the time such costs are incurred, shall be reimbursed at the time such costs are amortized), excluding any modifications required to scale the Software or other Technology to meet AOL's needs;

          (b) Reimbursement for IMGIS' incremental costs for any additional equipment that IMGIS must purchase or lease solely to meet AOL's needs for the provision of Ad Serving Services for so long as necessary to meet AOL's needs (and, if AOL provides financing for such equipment, then, at AOL's option, AOL may become the lessor of such equipment to IMGIS), unless AOL determines, in its sole discretion, to lease such equipment on its own; and

          (c) Reimbursement for any additional incremental bandwidth costs incurred by IMGIS solely in connection with the provision of Ad Serving Services to AOL.


                                   ARTICLE 7
                              AOL MARKETING EFFORTS

     7.1 AOL MARKETING EFFORTS. AOL shall use commercially reasonable efforts to encourage AOL Partners (but AOL shall not be obligated to actively solicit AOL Partners)

                                                                    CONFIDENTIAL

to use the IMGIS AdForce System for the serving and management of Internet advertisements, subject to agreement between IMGIS and such AOL Partners on the terms and conditions of such use.

     7.2 COMMISSIONS. If, as a result of marketing efforts by AOL, an AOL Partner or any other Person enters into an agreement with IMGIS to utilize the IMGIS AdForce System, then, provided that, as of the time that IMGIS enters into such agreement with such AOL Partner or other Person, AOL is in compliance with all of its material obligations under the Demographic Data Agreement and does not Materially Limit or Prohibit the use by IMGIS of Demographic Data, IMGIS shall pay to AOL on a quarterly basis the following commissions on the gross amount of the consideration charged by IMGIS to such AOL Partner or other Person for use of the IMGIS AdForce System:

          (a) For the first year of such agreement, the greater of 4% and the highest percentage commission granted by IMGIS at such time to any employee or agent of IMGIS or to any Third Party for similar marketing or sales efforts; and

          (b) For each succeeding year of such agreement, the greater of 2% and the highest percentage commission granted by IMGIS at such time to any employee or agent of IMGIS or to any Third Party for similar marketing or sales efforts.

     7.3 COMMISSION SHARING. Notwithstanding the provisions of Section 7.2 above, if AOL and any employee or agent of IMGIS or any other Third Party claims commissions with respect to the same Person (and such Person has not entered into an agreement with IMGIS solely as a result of AOL marketing efforts), IMGIS shall not be required to pay total commissions to AOL and such Third Party in excess of the amount specified in Section 7.2 and IMGIS may apportion the applicable commission specified in Section 7.2 between AOL and the Third Party in such manner as IMGIS determines in good faith to be equitable.


                                   ARTICLE 8
              SALE OF ADVERTISEMENTS ON BEHALF OF IMGIS' CUSTOMERS

     8.1 OBLIGATIONS OF IMGIS. IMGIS shall use commercially reasonable efforts to encourage IMGIS Customers to grant to IMGIS the right to sell interactive advertisements on their behalf and to obtain the right to assign to AOL the right to sell such interactive advertisements. Prior to approaching an IMGIS Customer about obtaining the right to sell interactive advertisements on behalf of such IMGIS Customer, IMGIS shall discuss with AOL and with no other Person, within a time period to be agreed upon by the Parties, whether AOL desires to have IMGIS assign to AOL the right to sell interactive advertisements on behalf of such IMGIS Customer.

                                                                    CONFIDENTIAL

     8.2 ASSIGNMENT OF RIGHTS TO AOL. In the event that IMGIS obtains the right to sell interactive advertisements on behalf of any IMGIS Customer and AOL agrees to have IMGIS assign such right to AOL, IMGIS shall grant to AOL, and AOL shall obtain, the exclusive right (as to IMGIS and Persons deriving rights through IMGIS) to sell interactive advertisements on behalf of such IMGIS Customer to the same extent that IMGIS is entitled to sell such interactive advertisements; provided, however, that (a) such right to sell interactive advertisements shall convert to a nonexclusive right if AOL fails to meet reasonable performance milestones for advertisement sales to be mutually agreed upon by the Parties within 30 days after the date of IMGIS' assignment to AOL of its right to sell interactive advertisements on behalf of such IMGIS Customer and (b) such right shall revert to IMGIS in its entirety in the event that, and for so long as, AOL ceases to be in compliance with all of its material obligations under the Demographic Data Agreement or Materially Limits or Prohibits the use by IMGIS of Demographic Data.

     8.3 REVENUE SHARING AND OTHER CONSIDERATION. AOL shall pay to IMGIS, on a quarterly basis, fifty percent (50%) of all revenues received by AOL from the sale of interactive advertisements on behalf of an IMGIS Customer, net of selling commissions, expenses related to sales, and amounts payable to operators of the relevant interactive sites. As consideration for the satisfaction by AOL of additional performance milestones for advertisement sales to be mutually agreed upon by the Parties within 30 days after the date of IMGIS' assignment to AOL of its right to sell interactive advertisements on behalf of such IMGIS Customer, IMGIS and AOL shall agree to either (i) a reduction in the percentage of revenues payable by AOL from the sale of interactive advertisements on behalf of such IMGIS Customer or (ii) the issuance to AOL of warrants to purchase IMGIS' common stock (in addition to those being issued to AOL simultaneously with the execution of this Agreement), provided that IMGIS has conducted an initial public offering of its common stock as of the time of such issuance.


                                   ARTICLE 9
                               PAYMENT PROVISIONS

     9.1 PAYMENT PROCEDURES.

          (a) Unless otherwise agreed to in writing by the Parties, all payments due by AOL for the provision of Services by IMGIS hereunder shall be due and payable 30 days after the receipt by AOL of a proper invoice therefor from IMGIS, which invoice shall include such detail and supporting documentation as AOL may reasonably request.

          (b) Unless otherwise agreed to in writing by the Parties: (i) all payments due by IMGIS under Article 7 in connection with IMGIS' entrance into an agreement for use of the IMGIS AdForce System with an AOL Partner or other Person as a result of AOL marketing efforts shall be paid to AOL within 60 days after the end of the calendar quarter during which such agreement is entered into and within 60 days after the end of each succeeding calendar quarter thereafter; and (ii) all payments due by AOL

                                                                    CONFIDENTIAL

under Article 8 in connection with the sale of interactive advertisements on behalf of an IMGIS Customer shall be paid to IMGIS within 60 days after the end of the calendar quarter during which IMGIS assigns to AOL its right to sell interactive advertisements on behalf of such IMGIS Customer and within 60 days after the end of each succeeding calendar quarter thereafter.

          (c) All payments due to the payee Party hereunder shall be paid to the payee Party in U.S. Dollars by wire transfer, or by such other method mutually agreed upon by the Parties, in each case at the expense of the payor Party, for value no later than the due date thereof (with 24 hours advance notice of each wire transfer) to such bank account or accounts as the payee Party shall designate in writing within a reasonable period of time prior to such due date.

     9.2 LATE PAYMENT. Without limiting the payee Party's rights to pursue any other remedies at law or in equity, if the payor Party fails to pay any payment required under this Agreement on or before the due date therefor, then the payor Party shall pay annually compounded interest on such amount at an annual rate equal to the lower of (a) the highest rate permitted by applicable law and (b) the lowest prime rate as published by The Wall Street Journal on or nearest to such due date plus three percent (3%), which interest shall accrue from the date the payment not timely made became due until the date such payment is paid in full.

     9.3 APPLICATION OF PAYMENTS. Any payments received by the payee Party shall be applied first to the satisfaction of the oldest of any unpaid, accrued interest charges and, following payment of all such interest charges, to the satisfaction of the oldest of any unpaid fees or other amounts due hereunder.

     9.4 TAXES.

          (a) All payments required to be made by the payor Party under this Agreement shall be made free and clear of, and without deduction for, any and all taxes that are levied on the transfer of such payments to the payee Party. If any withholding or deductions are required by applicable law, payments shall be made such that, after such withholding or deductions, the net amount that the payee Party receives is equal to the amount due hereunder. The payor Party shall file any information or tax returns with respect to such taxes, and the payor Party shall indemnify the payee Party from any interest or other payments, fines or penalties relating to or resulting from any failure, delay or error of the payor Party in doing so.

          (b) IMGIS shall be responsible for the payment of any and all transfer, sales, use or similar taxes that are levied on or in connection with the transfer of the Technology to AOL, including any Improvements.

     9.5 BOOKS AND RECORDS. Each Party shall keep full, true and accurate books of account containing all particulars and reasonable supporting documentation, in the case of IMGIS, in connection with the provision of Services hereunder and the determination of any amounts payable to AOL under Article 7, and, in the case of AOL, in connection with the determination of any amounts payable to IMGIS under Article 8. All such books of account and reasonable supporting documentation shall be located at the principal place of business of such Party and shall be open for inspection by the other Party (the "auditing Party") or any independent certified public accountant retained by the auditing Party, at a time mutually acceptable to the Parties during normal business hours but no more frequently than once each calendar year for three years following the end of the calendar year to which they pertain (and access shall not be denied thereafter if reasonably available). If such records are insufficient or any such inspection discloses a discrepancy in favor of the auditing Party of five percent (5%) or more of the amounts actually due for any period, then, in addition to any other rights and remedies available to the auditing Party under this Agreement, the audited Party shall pay or refund to the auditing Party the amount of such discrepancy as well as the reasonable cost of such inspection promptly following such Party's receipt from the auditing Party of the bill or invoice for such inspection.


                                   ARTICLE 10
                         REPRESENTATIONS AND WARRANTIES

     10.1 MUTUAL REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants to the other Party that:

          (a) Such Party has the full corporate right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby;

          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Party;

          (c) This Agreement has been duly executed and delivered by an authorized officer of such Party, and is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the effect of applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors' rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers;

                                                                    CONFIDENTIAL

          (d) Such Party's execution, delivery and performance of this Agreement shall not constitute a breach or default under any contract or agreement to which such Party is a party or by which it is bound or otherwise violate the rights of any Third Party; and

          (e) No consent, approval or authorization of or from any governmental entity or any other Person not a Party to this Agreement, whether prescribed by law, regulation, contract or agreement, is required for such Party's execution, delivery and performance of this Agreement or consummation of the transactions contemplated hereby.

     10.2 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF IMGIS. IMGIS further represents and warrants to AOL that:

          (a) WORKMANLIKE SERVICES. The Services shall be provided in a workmanlike manner, in accordance with the standards of care and diligence and the level of skill, knowledge and judgment normally practiced by nationally-recognized information technology services firms in performing services of a similar nature;

          (b) NONINFRINGEMENT. The Technology does not, and any Improvements provided by IMGIS, any Work Products and AOL's use of the Technology and Work Products as authorized herein shall not, infringe any copyright, trade secret or other proprietary rights (except patent rights) of any Third Party or otherwise conflict with the rights of any Third Party, and, to the best of IMGIS' knowledge, the Technology does not, and any Improvements provided by IMGIS, any Work Products and AOL's use of the Technology and Work Products shall not, infringe any patent of any Third Party;

          (c) NO LITIGATION. There is no action, suit, proceeding or arbitration pending, and, to the best of IMGIS' knowledge, there is no action, suit, proceeding, arbitration or claim threatened, concerning the Technology;

          (d) NO LIENS OR ENCUMBRANCES. Except for the security interest in favor of Silicon Valley Bank that has been previously disclosed to AOL, the Technology is free from any security interests and other liens and encumbrances of Third Parties arising from the actions or inactions of IMGIS;

          (e) NO UNAUTHORIZED CODE. The Technology does not, and any Improvements provided by IMGIS shall not, contain any back door, time bomb, drop dead device, protect codes, data destruct keys, or other software routine designed to disable a computer program

                                                                    CONFIDENTIAL

               automatically with the passage of time or under the control of any Person other than AOL. To the best of IMGIS' knowledge, the Technology does not, and any Improvements provided by IMGIS shall not, contain any virus, Trojan horse, worm or other software routine designed to permit unauthorized access or to disable, erase, modify, deactivate or otherwise harm software, hardware or data; and IMGIS covenants that, prior to or at the time of the delivery of any Technology (including any Improvement), IMGIS shall test the Technology using a current version of a reputable "antivirus" program and remove any such unauthorized codes; and

          (f) YEAR 2000 COMPLIANCE. All Software and other operational items included in the Technology shall: (i) properly execute with all date data, whether from years in the same century or different centuries, including by yielding correct results in arithmetic operations, comparisons and sorting of date fields and in leap year calculations; and (ii) not abnormally cease to execute or return an error message due to date-related processing.

     10.3 NO OTHER WARRANTIES. THE EXPRESS WARRANTIES IN THIS AGREEMENT SHALL BE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.



                                   ARTICLE 11
                                 INDEMNIFICATION

     11.1 INDEMNITY. AOL shall not be liable to IMGIS, any of its Affiliates or any other Person for, and IMGIS shall indemnify and hold harmless AOL and all AOL Affiliates, and their respective directors, officers, employees and agents (collectively, the "AOL Indemnitees"), from and against any Losses incurred arising out of or resulting from: (a) any infringement of any patent, copyright, trade secret or other proprietary right by the Technology or any Work Product, except to the extent that such infringement arises solely from any Improvement developed by AOL, or by IMGIS to AOL's specifications if IMGIS could not reasonably have conformed to such specifications while avoiding the infringement; or (b) the presence of IMGIS' employees or agents on the premises of AOL or an AOL Affiliate (except those Losses that result solely from the gross negligence or willful misconduct of AOL or an AOL Affiliate), including, but not limited to, Losses resulting from injuries to IMGIS' Personnel and Losses resulting from injuries caused by IMGIS' Personnel.

     11.2 PROCEDURE. Any AOL Indemnitee shall notify IMGIS promptly in writing of an indemnifiable claim or cause of action under Section 11.1 above upon receiving notice or being informed of the existence thereof; provided, however, that failure to notify IMGIS of an indemnifiable claim or cause of action shall not relieve IMGIS of its

                                                                    CONFIDENTIAL

obligation to provide indemnification hereunder, except to the extent that such failure prejudices IMGIS' ability to defend or settle such claim or cause of action. IMGIS shall assume, at its cost and expense, the sole defense of such claim or cause of action through counsel selected by IMGIS and reasonably acceptable to AOL, except that in the case of a conflict of interest between IMGIS and AOL, IMGIS shall, at IMGIS' cost and expense, provide separate counsel for AOL selected by AOL. IMGIS shall maintain control of such defense, including any decision as to settlement; provided that, in the event that IMGIS does not maintain control of such defense on a timely basis, then, without prejudice to any other rights and remedies available to AOL under this Agreement, AOL may take over such defense with counsel of its choosing, at IMGIS' cost and expense. AOL may, at its option and expense, participate in IMGIS' defense, and if AOL so participates, the Parties shall cooperate with one another in such defense. IMGIS shall bear the total costs of any court award or any settlement of such claim or cause of action approved by IMGIS and all other costs, fees and expenses related to the resolution thereof (including reasonable attorneys' fees, except for attorneys' fees for which AOL is responsible in the event that AOL participates in IMGIS' defense of such claim or cause of action).

     11.3 ABATEMENT OF INFRINGEMENT. If IMGIS reasonably believes it necessary to do so to minimize its liability under Section 11.1 above, IMGIS may, at its expense, procure the right for AOL to continue using the Technology or any Work Product, replace the Technology or any Work Product with a functionally equivalent noninfringing item, or modify the Technology or any Work Product so that it is functionally equivalent but noninfringing.


                                   ARTICLE 12
                             LIMITATION ON LIABILITY

     EXCEPT FOR A CLAIM OF INDEMNIFICATION PURSUANT TO ARTICLE 11 OR A BREACH OF ANY OF THE WARRANTIES SET FORTH IN SECTION 10.2 ABOVE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY HEREUNDER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES.


                                   ARTICLE 13
                                 CONFIDENTIALITY

     13.1 CONFIDENTIALITY OBLIGATION. Each of AOL and IMGIS (the "Receiving Party") shall keep, and shall cause their Affiliates to keep, strictly confidential any information disclosed by the other Party (the "Disclosing Party") or otherwise made available to the Receiving Party concerning the Technology or either Party's performance of this Agreement or otherwise concerning the business, operations, trade secrets or other proprietary information of the Disclosing Party (whether in written media or otherwise) ("Confidential Information"), using the same degree of care that it uses to protect its own

                                                                    CONFIDENTIAL

confidential or proprietary information of a like nature but in no event less than a reasonable degree of care. "Confidential Information" shall not include information: (a) which is or becomes generally available to the public other than as a result of disclosure thereof by the Receiving Party; (b) which is lawfully received by the Receiving Party on a nonconfidential basis from a Third Party that is not itself under any obligation of confidentiality or nondisclosure to the Disclosing Party or any other Person with respect to such information; (c) which is independently developed by the Receiving Party; or (d) which was in the Receiving Party's possession prior to receipt from the Disclosing Party. Each Party shall treat any Technology or Work Product owned by or assigned to the other Party as Confidential Information of such Party.

     13.2 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. The Receiving Party shall use Confidential Information solely for the purposes of this Agreement and shall not disclose or disseminate any Confidential Information to any Person at any time, except for disclosure to its Affiliates and to those of its own and its Affiliates' directors, officers, employees, accountants, attorneys, advisers and agents whose duties reasonably require them to have access to such Confidential Information, provided that such directors, officers, employees, accountants, attorneys, advisers and agents are bound to maintain the confidentiality of such Confidential Information to the same extent as if they were Parties hereto.

     13.3 EXCEPTION. The foregoing confidentiality and nondisclosure obligations shall not apply to Confidential Information: (a) incidentally retained in the memory of Persons to whom the Receiving Party is permitted to disclose Confidential Information, other than as the result of an intentional effort to commit Confidential Information to memory to circumvent the provisions of this
Article 13; or (b) which is required to be publicly disclosed by law or by regulation; provided, however, that, in such event, the Receiving Party provides the Disclosing Party with prompt advance notice of such disclosure so that the Disclosing Party has the opportunity if it so desires to seek a protective order or other appropriate remedy.

     13.4 SURVIVAL. The confidentiality and nondisclosure obligations of this
Article 13 shall remain in effect for three years following the date hereof or two years following the termination of this Agreement, whichever is greater, except with respect to source code and related source code documentation, for which the obligations of this Article 13 shall survive for so long as the source code and documentation remain Confidential Information.

     13.5 SOURCE CODE PROTECTION. The Receiving Party shall protect Confidential Information consisting of source code and related source code documentation from unauthorized use and disclosure to the same extent that it protects its own source code (but no less than to a reasonable degree).

     13.6 OTHER BUSINESS ACTIVITIES.

          (a) The Disclosing Party agrees that the Receiving Party may currently or in the future acquire information, either independently developed or legally received from Third Parties, which may be similar to the Confidential Information. Nothing in this Agreement shall be construed as a representation that the Receiving Party does not or shall not have such independently developed or legally received information.

          (b) Nothing in this Agreement shall be construed as a representation or agreement to restrict reassignment of the Receiving Party's employees, or in any manner to affect or limit either Party's present or future business activities of any nature, including business activities which could be competitive with the Disclosing Party.

          (c) Nothing in this Agreement shall be construed as a representation or agreement that the Receiving Party shall not develop or have developed for it products, concepts, systems or techniques contemplated by or embodied in the Confidential Information, provided that the Receiving Party does not violate any of its obligations under this Agreement in connection with such development.


                                   ARTICLE 14
                              TERM AND TERMINATION

     14.1 TERM. This Agreement shall commence as of the date hereof and, unless terminated in accordance with the provisions of Section 14.2 below, this Agreement shall remain in full force and effect without expiration.

     14.2 TERMINATION.

          14.2.1 TERMINATION RIGHTS OF AOL. AOL shall have the right to terminate this Agreement in the event of the breach by IMGIS of, or the failure of IMGIS to perform, any of its material obligations hereunder and the failure to remedy such breach or nonperformance within 60 days following the receipt of written notice of such breach or nonperformance from AOL. Such termination shall be immediately effective upon the receipt by IMGIS of written notice of termination from AOL.

          14.2.2 TERMINATION RIGHTS OF IMGIS. IMGIS shall have the right to terminate this Agreement in the event of:

               (a) The breach by AOL of, or the failure of AOL to perform, any of its material obligations under this Agreement (except for its obligations under Articles 3, 4, 5 and 6 above) and the failure to remedy such breach or nonperformance within 60 days following the receipt of written notice of such breach or nonperformance from IMGIS;

                                                                    CONFIDENTIAL

               (b) The breach by any wholly-owned subsidiary of AOL that is a sublicensee of AOL's licenses hereunder and that is a recipient of source code for the Software of, or the failure of such subsidiary to perform, any of its material obligations under its sublicense with AOL, the failure to remedy such breach or nonperformance within 60 days following the receipt of written notice of such breach or nonperformance from AOL, and the failure of AOL to terminate its sublicense with such subsidiary with 60 days of such failure; or

               (c) A "Data Agreement Material Breach" by AOL. For purposes of this Agreement, a "Data Agreement Material Breach" means the breach by AOL of, or the failure of AOL to perform, any of its material obligations under the Demographic Data Agreement, the failure of AOL to remedy such breach or nonperformance within 60 days following the receipt of written notice of such breach or nonperformance from IMGIS, and, in the event that such breach or nonperformance is disputed by the Parties, the final determination of such breach or nonperformance by a court of competent jurisdiction from which no further appeal may be taken.

Such termination shall be immediately effective upon the receipt by AOL of written notice of termination from IMGIS.

          14.2.3 IMGIS RIGHT TO DISCONTINUE SERVICES. IMGIS shall have the right to discontinue the provision of Services pursuant to Sections 3.2, 4.1, 5.1 and
6.1 above for which it is entitled to reimbursement or other payment from AOL, but shall not have the right to terminate this Agreement or the licenses granted pursuant to Section 2.1 above, in the event of the material breach by AOL of its obligation hereunder to reimburse or pay IMGIS for any Services and the failure to remedy such breach within 60 days following the receipt of written notice of such breach from IMGIS. Such discontinuation of Services shall be immediately effective upon the receipt by AOL of written notice of discontinuation from IMGIS.

          14.3 EFFECT OF TERMINATION. Notwithstanding anything herein to the contrary, in the event of the termination of this Agreement other than upon the breach by AOL of any of its material obligations under Article 2 or Article 13 and the failure to remedy such breach within the time period set forth in
Section 14.2.2 above, AOL and all AOL Affiliates which are sublicensees of AOL's license hereunder shall have the right, for a period of one year following termination, to continue to exercise all license rights granted to them under
Section 2.1 above on all the same terms in effect pursuant to this Agreement

                                                                    CONFIDENTIAL

immediately prior to termination and to retain any Confidential Information necessary or useful for the exercise of such rights. Notwithstanding anything herein to the contrary, IMGIS shall in no event be entitled to enjoin or seek to enjoin any exercise by AOL or any such AOL Affiliate of the rights set forth in this Section 14.3, and IMGIS hereby expressly waives any right to injunctive or other equitable relief, whether based on statute, common law or otherwise, arising out of any alleged default by AOL or any AOL Affiliate that would adversely affect the exercise by AOL or any AOL Affiliate of its rights under this Section 14.3.

          14.4 RETURN OF CONFIDENTIAL INFORMATION. Within 30 calendar days following the termination of this Agreement other than termination where Section
14.3 above would be applicable, each Party shall either deliver to the other Party, or destroy, all copies of any Confidential Information of the other Party embodied in a tangible medium that is in such Party's possession or under its control, and shall furnish to the other Party an affidavit signed by an officer of such Party certifying that, to the best of its knowledge, such delivery or destruction has been fully effected.

          14.5 SURVIVAL. All rights granted to and obligations undertaken by the Parties hereunder shall terminate immediately upon the termination of this Agreement, except for the rights and obligations provided for in Sections 14.3 and 14.4 above as well as the following rights and obligations, which shall survive according to their terms:

               (a) The obligation of the payor Party to pay any and all payments accrued hereunder;

               (b)  The license to IMGIS granted in Section 5.4;

               (c) The right of each Party to inspect the books and records of the other Party to the extent provided in Section 9.5;

               (d) The indemnification obligations of Article 11 and the limitation on liability of Article 12;

               (e) The confidentiality and nondisclosure obligations of Article 13; and

               (f)  The provisions of Sections 15.1, 15.7, 15.8, 15.10, 15.19 and 15.20 below.

In addition, termination of this Agreement shall not affect the remedies of the Parties otherwise available at law or in equity in relation to any rights accrued under this Agreement prior to termination.

                                                                    CONFIDENTIAL


                                   ARTICLE 15
                                  MISCELLANEOUS

     15.1 ELECTRONIC REPOSSESSION. In no event shall IMGIS electronically repossess, de-install, deactivate or disable any Technology in the absence of a final, unappealable judgment of a court of competent jurisdiction that the license rights granted under Section 2.1 above have been validly terminated.

     15.2 PERIODIC DISCUSSIONS. Commencing within 30 days following the execution of this Agreement and on a quarterly basis thereafter, AOL shall engage in discussions with IMGIS concerning AOL's deployment of the Technology and shall endeavor to provide IMGIS with non-binding, 180 day forecasts of the Services that AOL intends to request from IMGIS hereunder. Within 45 days after the Deployment Date, the Parties shall execute a more detailed development, support and maintenance agreement with respect to IMGIS' obligations to provide development, support and maintenance for the Technology, including, without limitation, IMGIS' obligations for the delivery of Improvements and other Technology, IMGIS' obligations to provide Development Services and Technical Services, and IMGIS' obligations to cure any nonperformance or other failure with respect to the Technology.

     15.3 MUTUAL NON-SOLICITATION. For a period of one year following the date hereof, without the prior written approval of the other Party, neither Party or any of its Affiliates shall actively solicit for hire any Personnel of the other Party with responsibility for the development or maintenance of the Technology or Work Products or for the provision of interactive advertisement serving, trafficking, targeting or related services, excluding independent contractors that do not spend the majority of their time providing services to such Party. The foregoing mutual non-solicitation covenant shall terminate at any time in the event of the acquisition by a Third Party of more than fifty percent (50%) of the voting power of IMGIS, the acquisition by a Third Party of all or substantially all of the assets of IMGIS, or the consummation of a merger, consolidation or similar corporate transaction of IMGIS with or into a Third Party where the voting securities of IMGIS outstanding immediately prior to consummation of such transaction are converted into cash or securities possessing less than fifty percent (50%) of the voting power of the surviving entity. The obligations of the Parties under this Section 15.3 shall not survive the termination of this Agreement.

     15.4 FAILURE TO ASSERT RIGHTS IN BANKRUPTCY. AOL's failure to assert its rights to retain its benefits under this Agreement in accordance with 11 U.S.C.
Section 365(n)(1)(B) shall not be construed as a termination of this Agreement by AOL under 11 U.S.C. Section 365(n)(1)(A).

     15.5 FURTHER ASSURANCES. Upon the request of either Party, the other Party shall sign and deliver any assignments or other necessary documents and otherwise assist the requesting Party to obtain, maintain, perfect or enforce any of the requesting Party's rights hereunder.

                                                                    CONFIDENTIAL

     15.6 RELATIONSHIP OF THE PARTIES. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or joint venture relationship between the Parties hereto.

     15.7 APPLICABLE LAW. This Agreement shall be governed by the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely within such jurisdiction and without giving effect to the choice or conflict of laws rules or principles of the Commonwealth of Virginia or of any other jurisdiction.

     15.8 CONSENT TO JURISDICTION. Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the Commonwealth of Virginia and of any United States federal court sitting in the Commonwealth of Virginia in any action or proceeding arising out of or relating to this Agreement, and irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in any such Virginia or United States federal court. Each Party further agrees that service of any process, summons, notice or document by registered mail to the address of such Party set forth in Section
15.10 below shall be effective service of process for any action or proceeding brought against such Party in any such court. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any such court and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in any inconvenient forum. Each Party further agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law.

     15.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts and may be executed by facsimile. All counterparts shall collectively constitute one and the same Agreement.

     15.10 NOTICES. In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing and deemed to have been duly given and delivered (a) if delivered in person, on the date of such delivery, (b) if sent by confirmed facsimile transmission (with answer back received), on the date of such facsimile transmission, or (c) if sent by overnight express or registered or certified mail (with return receipt requested), on the date of receipt of such mail, and shall be sent to the following address (or such other address as either Party may designate from time to time in writing):

                                                                    CONFIDENTIAL

             If to AOL:

                  America Online, Inc.
                  22000 AOL Way
                  Dulles, VA  20166
                  Telephone:     (703) 265 2365
                  Telefax:       (703) 265 1202
                  Attention:     Senior Vice President, Business Affairs

             Copy to:

                  America Online, Inc.
                  22000 AOL Way
                  Dulles, VA  20166
                  Telephone:     (703) 265 2120
                  Telefax:       (703) 265 2208
                  Attention:     General Counsel

             If to IMGIS:

                  Imgis, Inc.
                  10101 N. DeAnza Boulevard
                  Suite 210
                  Cupertino, CA  95014
                  Telephone:     (408) 873-3680
                  Telefax:       (408) 873-3690
                  Attention:     Charles W. Berger

             Copy to :

                  Fenwick & West LLP
                  Two Palo Alto Square
                  Palo Alto, CA  94306
                  Telephone:     (650) 494-0600
                  Telefax:       (650) 494-1417
                  Attention:     Gordon K. Davidson

     15.11 FORCE MAJEURE. If any circumstance beyond the reasonable control of either Party occurs which delays or renders impossible the performance of that Party's obligations under this Agreement on the dates herein provided, such obligation shall be postponed for such time as such performance necessarily has had to be suspended or delayed on account thereof, provided such Party shall notify the other Party in writing as soon as practicable, but in no event more than ten days after the occurrence of such force majeure. In such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event, provided that such Party who fails because of force majeure to perform its

                                                                    CONFIDENTIAL

obligations hereunder shall upon the cessation of the force majeure take all reasonable steps within its power to resume with the least possible delay compliance with its obligations. Events of force majeure shall include, without limitation, war, revolution, invasion, insurrection, riots, mob violence, sabotage or other civil disorders, acts of God, limitations imposed by exchange control regulations or foreign investment regulations or similar regulations, laws, regulations or rules of any government or governmental agency, and any inordinate and unanticipated delays in the regulatory review or governmental approval process that are within the control of such government or governmental agency. In no event shall the failure or nonperformance of the Technology as described in Section 4.3 above constitute an event of force majeure.

     15.12 BINDING EFFECT; ASSIGNMENT. This Agreement may not be assigned, in whole or in part, by either Party without the prior written consent of the other Party, except that: (a) AOL may assign any of its rights or obligations hereunder to a wholly-owned subsidiary of AOL without IMGIS' consent; and (b) the rights and obligations of either Party under this Agreement may be assigned without the other Party's consent to a Third Party acquiring all or substantially all of the assets of the assigning Party or to the surviving entity upon the consummation of any merger, consolidation or similar corporate transaction of the assigning Party with or into a Third Party. Any attempted assignment by either Party without the consent of the other Party in any circumstances other than those described in the immediately preceding sentence shall be null and void. This Agreement shall inure to the benefit of and be binding upon each of the Parties hereto and their respective successors and permitted assigns.

     15.13 ENTIRE AGREEMENT. The terms and conditions herein contained constitute the entire agreement between the Parties relating to the subject matter of this Agreement and shall supersede all previous communications between the Parties with respect to the subject matter of this Agreement, except for the Letter Agreement between the Parties dated as of April 14, 1998 and the Confidential Non-Disclosure Agreement between the Parties dated as of April 15, 1998, each of which shall survive according to their terms. Neither Party has entered into this Agreement in reliance upon any representation, warranty, covenant or undertaking of the other Party that is not set out or referred to in this Agreement.

     15.14 RECITALS. The recitals set forth at the start of this Agreement and the terms and conditions incorporated in such recitals shall be deemed integral parts of this Agreement, and all references in this Agreement to this Agreement shall encompass such recitals and the terms and conditions incorporated in such recitals.

     15.15 AMENDMENT. This Agreement may be varied, amended or extended only by the written agreement of the Parties through their duly authorized officers or representatives, specifically referring to this Agreement.

                                                                    CONFIDENTIAL

     15.16 SEVERABILITY. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment (each such provision, an "invalid provision"), then such provision shall be severed from this Agreement and shall be inoperative, and the Parties promptly shall negotiate in good faith a lawful, valid and enforceable provision that is as similar to the invalid provision as may be possible, while the remaining provisions of this Agreement shall remain binding on the Parties hereto.

          15.17 HEADINGS. The descriptive headings of the several articles and sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          15.18 NO WAIVER OF RIGHTS. No failure or delay on the part of either Party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

          15.19 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. All rights and remedies granted to either Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies otherwise available to such Party at law or in equity. The Parties agree that any breach by either Party of, or failure of either Party to perform, any obligation under this Agreement shall constitute immediate and irreparable damage to the other Party which cannot be fully and adequately compensated in money damages and that, in the event of such breach or failure, the other Party shall be entitled to injunctive relief and specific performance in addition to any other remedies to which it may be entitled at law or in equity.

          15.20 CONFIDENTIALITY OF AGREEMENT. Each Party shall maintain the confidentiality of this Agreement and all provisions of this Agreement and, without the prior consent of the other Party, neither Party shall make any press release or other public announcement of or otherwise disclose this Agreement or any of its provisions to any Third Party (a) other than to its Affiliates and to its own and its Affiliates' directors, officers, employees, attorneys and accountants, and to the lead underwriter engaged by IMGIS in connection with any offering of securities of IMGIS, whose duties reasonably require familiarity with this Agreement, provided that such Persons (including any such lead underwriter) are bound to maintain the confidentiality of this Agreement, and
(b) except for such disclosure as may be required by applicable law or regulation, in which case the disclosing Party shall provide the other Party with prompt advance notice of such disclosure so that the other Party has the opportunity if it so desires to seek a protective order or other appropriate remedy; provided that, in connection with any offering of securities of IMGIS, IMGIS shall provide in advance to AOL for review the form and content of any disclosure of this Agreement or any of its provisions that may be required by applicable law or regulation and, to the extent consistent with its disclosure obligations under applicable law, include

                                                                    CONFIDENTIAL

such modifications to such disclosure as may be reasonably requested by AOL (except that IMGIS may file this Agreement as an exhibit to its registration statement if it would constitute a "material agreement" under applicable law or regulation and IMGIS shall use its reasonable best efforts to obtain confidential treatment of the portions of this Agreement that meet the SEC qualifications for confidential treatment if so requested by AOL). The confidentiality obligations of this Section 15.20 would apply, inter alia, to any disclosure by IMGIS of this Agreement or of any provisions of this Agreement to any customer or potential customer of IMGIS and any such disclosure would constitute a breach of this Section 15.20. The Parties agree that any breach of the provisions of this Section 15.20 by either Party, including, without limitation, by any directors, officers or employees of such Party, would constitute a breach by such Party of a material obligation hereunder for which the other Party shall have the right, notwithstanding the provisions of Section
14.2 above, to immediately terminate this Agreement without allowance of any period to remedy such breach, such termination to be immediately effective upon the receipt by the breaching Party of written notice of termination from the nonbreaching Party.

     15.21 USAGE. Wherever any provision of this Agreement uses the term "including" (or "includes"), such term shall be deemed to mean "including without limitation" and "including but not limited to" (or "includes without limitation" and "includes but is not limited to") regardless of whether the words "without limitation" or "but not limited to" actually follow the term "including" (or "includes").

                                                                    CONFIDENTIAL

             IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to executed by their duly authorized officers as of the date first above written.


                                   AMERICA ONLINE, INC.


                                   By: /s/ David M. Colburn
                                       --------------------
                                       David M. Colburn
                                       Senior Vice President, Business Affairs




                                   IMGIS, INC.


                                   By: /s/ Charles W. Berger
                                       ---------------------
                                       Charles W. Berger
                                       Chairman and Chief Executive Officer